EXHIBIT 5.1

VINSON & ELKINS L.L.P.
3700 TRAMMELL CROW CENTER
2001 ROSS AVENUE
DALLAS, TEXAS 75201-2975
TELEPHONE (214) 220-7700
FAX (214) 220-7716
www.velaw.com

January 24, 2005

Collegiate Pacific Inc.
13950 Senlac Drive, Suite 100
Dallas, Texas 75234

Ladies and Gentlemen:

     We have acted as counsel to Collegiate Pacific Inc., a Delaware corporation (the “Company”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), with respect to (i) up to $50,000,000 aggregate principal amount of the Company’s 5.75% Convertible Senior Subordinated Notes due 2009 (the “Notes”), issued under that certain Indenture, dated as of November 26, 2004, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Indenture”), and (ii) the shares of common stock, par value $0.01 per share, of the Company issuable upon conversion of the Notes (the “Shares” and collectively with the Notes, the “Securities”).

     In connection with the opinions expressed herein, we have examined copies or originals of such certificates, instruments, documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined, among other documents, the following:

(1)	the Registration Statement;

(2)	the Notes;

(3)	the Indenture; and

(4)	the Registration Rights Agreement, dated as of November 26, 2004, between the Company and Thomas Weisel Partners LLC.

     In rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) each

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Collegiate Pacific Inc.

January 24, 2005

natural person signing any document reviewed by us had the legal capacity to do so, (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity, and (vi) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws.

     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

     1. the Notes are validly issued and constitute valid and binding obligations of the Company; and

     2. the Shares have been duly authorized and, when issued by the Company upon the conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

     The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or Security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

     The foregoing opinions are limited in all respects to the laws of the States of Delaware and New York and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.